Exhibit 10.10

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

THE AGREEMENT, made and entered into this 30th day of September, 2014 by and between THE FIRST N.A., a national bank with its principal offices in Damariscotta, Maine (the "Bank"), and Daniel R. Daigneault of East Boothbay, Maine (the "Executive").

WITNESSETH:

WHEREAS, the Executive has been a valued management employee of the Bank, serving the Bank as its President & CEO; and,

WHEREAS, the Executive's past services to the Bank have been extraordinary and of exceptional merit and have made an invaluable contribution to the success of the Bank and in bringing it to its present status of operating efficiency, and its present position in its field of activity; and,

WHEREAS, it is the desire of the Bank and the Executive to enter into this Agreement under which the Bank will make certain payments to the Executive in recognition of his service to the Bank,

WHEREAS, the parties hereto intend this agreement to be considered an unfunded arrangement maintained primarily to provide deferred compensation for the Executive, as a member of a select group of management or highly compensated employees of the Bank for the purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

NOW, THEREFORE, in consideration of the past services performed and the mutual promises and covenants contained herein, it is agreed as follows:

I.	A. General

The benefits provided by this Agreement are granted by the Bank as a deferred compensation arrangement for the benefit of the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits except as set forth hereinafter.

B.    Benefits

i.
Except as otherwise provided in this Agreement, the Bank shall pay Executive an annual benefit of $170,000 for each of the calendar years 2015 and 2016. The benefits shall be payable in equal bi-weekly installments beginning on January 22, 2015.

ii.
Except as otherwise provided in this Agreement, the Bank shall allow Executive to continue to participate in the Bank’s health benefits plan on the same terms and conditions as if Executive remained as an employee of the Bank during 2015 and 2016.

The benefits payable under subparagraphs (i) and (ii) of this Section I. B. are collectively referred to as the “Benefits.”

Payment of the Benefits attributable to Section I.B.(i) above are intended to be pursuant to Internal Revenue Code (the “Code”) Section 409A(a)(2)(A)(iv) as a payment at a specified time and not as a payment resulting from a separation from service (as such term is defined in Section 409A of the Code).

II.	Early Termination of Benefits

If the Executive dies at any time before January 1, 2017, the Benefits provided pursuant to this Agreement shall terminate and the Bank shall have no further obligations to pay any Benefits under this Agreement. If the Executive dies after December 31, 2014 but before January 1, 2017, the last installment payment due to the Executive (or his estate) shall be for the month in which the Executive dies without regard to whether such death occurs before or after the 15th day of such month.

III.	Vesting

The Executive shall be 100% vested in the benefit as of January 1, 2015.

IV.	Benefits Accounting

The Bank shall account for these benefits using the regulatory accounting principles of the Bank's primary federal regulator. The Bank shall establish an accrued liability retirement account for the Executive into which appropriate reserves shall be accrued. All amounts credited to the account of the Executive shall be credited as of the date of the signing of this agreement.

V.	Benefits Unfunded; No Security Interest

The rights of the Executive under this Agreement and of any beneficiary of the Executive shall be solely those of an unsecured creditor of the Bank. The Bank shall have no obligation to set aside, earmark, or entrust any fund or money with which to pay its obligations under this Agreement. The Bank reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and determine the extent, nature, and method of such funding.

VI.	Plan Administrator

For purposes of this Agreement, the Board of Directors of The First N.A., (or such subcommittee of the Board as the Board designates) shall be the "plan administrator" for this Agreement. The Plan Administrator shall be responsible for the management, control, interpretation and administration of the Agreement as established herein, and may delegate certain aspects of the management and operation responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals. The Plan Administrator shall, in its sole discretion, have the final authority in the interpretation of the Agreement and/or any claim made with respect to the Agreement.

VII.	Miscellaneous

A.	Participation in Other Plans

The Benefits provided hereunder shall be in addition to Executive's annual salary as determined by the Board of Directors, and shall not affect the right of Executive to participate in any current or future Bank retirement plan, group insurance, bonus, or in any supplemental compensation arrangement which constitutes a part of the Bank's regular compensation structure.

B.	409A

This Agreement is intended to comply with the provisions of Section 409A of the Code and shall be interpreted at all times consistent with Section 409A and the regulations thereunder. If any term or terms of this Agreement are found to be inconsistent with the requirements of Section 409A, the Bank and Executive agree to work in good faith to amend the Agreement so as to comply with Section 409A.

C.	Non-Alienability

It is agreed that neither Executive, nor his spouse, nor any other assignee, shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable; and, in the event of any attempted assignment or transfer, the Bank shall have no further liability hereunder.

D.	Amendment

This Agreement may be amended in whole or in part from time to time by the Bank, but only in writing; provided, however, that no amendment may reduce or impair the benefits or rights of the Executive hereunder without the written consent of the Executive.

E.	No Guarantee of Continued Employment

This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate his employment.

F.	Headings

Headings and subheadings of this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

F. Applicable law

The validity and interpretation of this Agreement shall be governed by the laws of the State of Maine.

G. Agreement Binding Upon the Parties

This Agreement shall bind the Executive and the Bank, their heirs, successors, personal representatives and assigns.

H. Effective date

The effective date of this agreement shall be September 30, 2014.

Signature Page Follows on Next Page

IN WITNESS WHEREOF, the Bank has caused this Agreement to be signed in its corporate name by its duly authorized officer, and Executive hereunto set his hand and seal, all on the day and year first above written.

THE FIRST N.A.

___________________________ By: _______________________
Witness Bruce B. Tindal

Its: Compensation Committee Chairman

____________________________            _________________________
Witness                        Daniel R. Daigneault